Exhibit 99.1

SPAR Group Announces Financial Results for the Year Ending December 31, 2013

WHITE PLAINS, N.Y., April 1, 2014 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the financial results for the year and fourth quarter ending December 31, 2013. Revenue for the 2013 year and fourth quarter totaled $112.0 million and $31.8 million, an increase of 14% and 8%, respectively. 2013 Earnings per share, after an adjustment to the Company’s deferred tax valuation allowance, resulting in a one-time gain in earnings per share of $0.09, were $0.15 and $0.14 per diluted share for the fiscal year and fourth quarter, respectively.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “The 14% growth in revenue achieved in 2013 on a year-over-year basis falls in line with our expectations. Our revenue would have exceeded our revenue guidance of $115 million for 2013, however as disclosed previously we made a strategic decision to exit our $4 million per year business in Romania. Growth during the year was driven by successfully integrating key acquisitions in South Africa and India.”

Ms. Blanchard continued, “It is our primary goal to expand our market footprint, while constantly bolstering relationships with some of the world’s largest retailers and consumer goods companies. Going forward, growth will be driven by a two-pronged approach. First, organically, we are focused on strengthening and expanding the value we deliver to our customers worldwide. A strong indication of our added value is evidenced by our recent renewals and contract extensions with Family Dollar, servicing 8,000 stores and BioLab, servicing 2,400 stores, including Wal-Mart. Secondarily, there is tremendous untapped opportunity for us internationally both with multi-country customer engagements and geographic expansion.”

Financial Highlights for the Year Ending December 31, 2013

●	2013 revenue totaled $112.0 million, an increase of 14%, as compared to $98.6 in 2012;
●	International revenue increased $12.0 million year over year or 22% to $67.4 million;
●	2013 gross profit totaled $27.6 million, an increase of 5%, as compared to $26.4 in 2012;
●

2013 net Income, after an adjustment to the Company’s deferred tax valuation allowance, resulting in a one-time gain in net income of $1.9 million, totaled $3.4 million as compared to $2.9 million in 2012;

●	2013 basic earnings per share was $0.16 and diluted earnings per share was $0.15 as compared to $0.14 for both basic and diluted earnings per share in 2012;
●	Working capital as of December 31, 2013 was $10.0 million.

Financial Results for the three and twelve month periods ended December 31, 2013 and 2012

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
			Change				Change
	2013	2012	$	%	2013	2012	$	%

Net Revenue:
Domestic	$12,187	$11,915	$272	2%	$44,577	$43,097	$1,480	3%
International	19,620	17,651	1,969	11%	67,382	55,454	11,928	22%
Total	$31,807	$29,566	$2,241	8%	$111,959	$98,551	$13,408	14%

Gross Profit:
Domestic	$4,192	$4,003	$189	5%	$14,101	$13,948	$153	1%
International	4,508	3,950	558	14%	13,497	12,434	1,063	9%
Total	$8,700	$7,953	$747	9%	$27,598	$26,382	$1,216	5%

Financial Results for the three and twelve month periods ended December 31, 2013 and 2012

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
			Change				Change
	2013	2012	$	%	2013	2012	$	%

Operating Income:
Domestic	$704	$1,252	$(548)	(44)%	$1,086	$3,300	$(2,214)	(67)%
International	1,300	614	686	112%	1,818	619	1,199	194%
Total	$2,004	$1,866	$138	7%	$2,904	$3,919	$(1,015)	(26)%

Net Income attributable to SPAR Group, Inc.:
Domestic	$2,307	$1,041	$1,266	122%	$2,543	$2,848	$(305)	(11)%
International	799	287	512	178%	807	82	725	884%
Total	$3,106	$1,328	$1,778	134%	$3,350	$2,930	$420	14%

Earnings per Diluted Share:
	$0.14	$0.06	$0.08		$0.15	$0.14	$0.01

The $12.0 million increase in international revenue year over year was due primarily to recent integrated acquisitions in South Africa and India, as well as continued organic growth in Mexico, China and Japan. The $1.5 million increase in domestic revenue year over year was due to the acquisition of certain assets from MFI, partially offset by a decrease in existing client spending during 2013 compared to 2012.

Internationally, gross profit margins for 2013 were 20.0% as compared to 22.4% in 2012, primarily due to lower margin business in Mexico and Canada reflecting their dedicated service models and the mix of business in India. Domestic margins for the fiscal year 2013 were 31.6% compared to 32.4% during the same period 2012. The slight decrease in domestic gross profit margins are related to an unfavorable mix within both syndicated and project work compared to last year.

International operating income increased $1.2 million year over year due primarily to 2013 expansion in South Africa and India and improvements in operating results in Mexico, Japan and China. Domestic operating income declined $2.2 million year over year primarily due to incremental selling, general and administrative expenses in support of the assets acquired from MFI earlier in the year.

For the year ended December 31, 2013, based on management's reassessment of the amount of its deferred tax assets that are more likely than not to be realized, the Company recorded a release of $1.9 million of its net valuation allowance of $3.8 million. The Company's deferred tax assets were primarily the result of U.S. net operating loss carryforwards and the remaining valuation allowance recorded against its gross deferred tax asset balance as of December 31, 2013, and 2012, were $1.9 million and $4.2 million respectively.

The Company reported net income attributable to SPAR Group, Inc. of $3.4 million for the year ended December 31, 2013, or $0.15 per diluted share, compared to net income of $2.9 million for the year ended December 31, 2012, or $0.14 per diluted share. Adjusting for the one time impact of the partial release of the valuation reserve, the Company’s earnings per share would have been $0.07 on a diluted basis for the twelve months ended December 31, 2013.

Financial Highlights for the Fourth Quarter Ending December 31, 2013

●	Revenue for the 2013 fourth quarter totaled $31.8 million compared to $29.6 million for the same period in 2012;
●	2013 fourth quarter international revenue totaled $19.6 million, an increase of 11%, as compared to $17.7 million in 2012;
●	2013 fourth quarter gross profit totaled $8.7 million, an increase of 9%, as compared to $8.0 million for the same period in 2012;
●

2013 fourth quarter net income totaled $3.1 million, as compared to $1.3 million for the same period in 2012, primarily driven by the $1.9 million deferred tax valuation allowance adjustment noted above;

International revenue for the fourth quarter of 2013 was $19.6 million as compared to $17.7 million for the same period in 2012. The increase in international revenue was directly attributable to a newly integrated acquisition in India and organic growth in Japan. Domestic revenue for the fourth quarter of 2013 at $12.2 million was up slightly from the same period in 2012.

Due to the holiday season, the Company’s gross profit margin in the fourth quarter is typically its strongest performance period. In 2013, the Company’s gross margin improved to 27.4% compared to 26.9% for the same period in 2012. Internationally, the gross margins improved to 23.0% compared to 22.4% for the same period in 2012 and Domestic gross profit margins improved to 34.4% compared 33.6% to the same period in 2012.

International operating income for the three months ended December 31, 2013 more than doubled to $1.3 million compared to approximately $600,000 for the same period in 2012. The positive change in international operating income was a direct result of our expansion efforts in South Africa and India and improvements in Mexico. Domestic operating income for the three months ended December 31, 2013 declined 44% to $700,000 compared to the same period in 2012. The decline in domestic operating income was partly due to increased spending in support of the assets acquired from MFI earlier in the year and increase in corporate spending.

The Company reported net income attributable to SPAR Group, Inc. of $3.1 million for the three months ended December 31, 2013, or $0.14 per diluted share, compared to net income of $1.3 million or $0.06 per diluted share for the same period in 2012. Adjusting for the one time impact of the partial release of the valuation reserve, the Company’s earnings per share would have been $0.06 on a diluted basis for the three months ended December 31, 2013.

Balance Sheet as of December 31, 2013

As of December 31, 2013, cash and cash equivalents totaled $2.8 million. Working capital was $10.0 million and current ratio was 1.6 to 1. Total current assets and total assets were $25.6 million and $34.3 million, respectively. Current and total liabilities were $15.7 million and total equity was $18.6 million as of December 31, 2013.

Conference Call Details:
Date: Tuesday, April 1, 2014
Time: 11:00 a.m. ET
TOLL-FREE: 1-877-941-4774
TOLL/INTERNATIONAL: 1-480-629-9760

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through April 8, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 4675975.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://public.viavid.com/index.php?id=108445.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 8 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Alliance Advisors, LLC
(914) 669-0222
valter@allianceadvisors.net

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(Note)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net revenues	$31,807	$29,566	$111,959	$98,551
Cost of revenues	23,107	21,613	84,361	72,169
Gross profit	8,700	7,953	27,598	26,382

Selling, general and administrative expenses	6,299	5,788	23,198	21,306
Depreciation and amortization	397	299	1,496	1,157
Operating income	2,004	1,866	2,904	3,919

Interest expense	92	31	171	127
Other expense (income)	(226)	(79)	(299)	(116)
Income before provision for income taxes	2,138	1,914	3,032	3,908

Provision for income taxes	(1,316)	323	(1,118)	459
Income from continuing operations	3,454	1,591	4,150	3,449
Income from discontinued operations	–	(92)	98	2
Net income	3,454	1,499	4,248	3,451
Net income attributable to the non-controlling interest	(348)	(171)	(898)	(521)
Net income attributable to SPAR Group, Inc.	$3,106	$1,328	$3,350	$2,930

Basic income per common share:
Continuing operations	$0.15	$0.06	$0.16	$0.14
Discontinued operations	$-	$-	$-	$-

Diluted income per common share:
Continuing operations	$0.14	$0.06	$0.15	$0.14
Discontinued operations	$-	$-	$-	$-

Weighted average common shares – basic	20,509	20,435	20,490	20,240

Weighted average common shares – diluted	21,759	21,610	21,734	21,606

Net income	3,454	1,499	4,248	3,451
Other comprehensive loss:
Foreign currency translation adjustments	(144)	(173)	(649)	(210)
Comprehensive income	$3,310	$1,326	$3,599	$3,241
Comprehensive income attributable to non-controlling interest	(348)	(171)	(898)	(521)
Comprehensive income (loss) attributable to SPAR Group, Inc.	$2,962	$1,155	$2,701	$2,720

Note: The Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2013 and 2012, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2013	December 31, 2012
	(Note)	(Note)
Assets
Current assets:
Cash and cash equivalents	$2,814	$1,792
Accounts receivable, net	21,734	21,414
Deferred income taxes	456	194
Prepaid expenses and other current assets	642	596
Total current assets	25,646	23,996

Property and equipment, net	2,032	1,777
Goodwill	1,800	1,792
Intangible assets	2,259	1,468
Deferred income taxes	1,900	–
Other assets	641	237
Total assets	$34,278	$29,270

Liabilities and equity
Current liabilities:
Accounts payable	$4,267	$4,177
Accrued expenses and other current liabilities	5,854	6,729
Accrued expenses due to affiliates	560	705
Customer deposits	673	263
Lines of credit	4,311	2,393
Total current liabilities	15,665	14,267
Long-term debt and other liabilities	57	268
Total liabilities	15,722	14,535

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares– 2,445,598 Issued and outstanding shares– None – December 31, 2013 and None – December 31, 2012	–	–
Common stock, $.01 par value: Authorized shares – 47,000,000 Issued shares – 20,680,717 – December 31, 2013 and 20,469,471 – December 31, 2012	207	205
Treasury stock at cost 181,931 shares – December 31, 2013 and13,018 shares – December 31, 2012	(356)	(26)
Additional paid-in capital	15,339	14,738
Accumulated other comprehensive loss	(1,031)	(382)
Retained earnings (deficit)	1,654	(1,696)
Total SPAR Group, Inc. equity	15,813	12,839
Non-controlling interest	2,743	1,896
Total Equity	18,556	14,735

Total liabilities and equity	$34,278	$29,270

Note: The Balance Sheets at December 31, 2013 and 2012, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.